EXHIBIT 10(d)

Execution Draft

SEASONAL CREDIT AGREEMENT DATED AS OF October 20, 2006 BETWEEN PEOPLES ENERGY CORPORATION, and JPMORGAN CHASE BANK, N.A. as Lender.

TABLE OF CONTENTS

SECTION 1. DEFINITIONS; INTERPRETATION.		1
Section 1.1	Definitions	1
Section 1.2	Interpretation	7

SECTION 3. FEES.		13
Section 3.1	Fees.	13

SECTION 4. PLACE AND APPLICATION OF PAYMENTS.		14
Section 4.1	Place and Application of Payments	14

SECTION 6. CONDITIONS PRECEDENT.		16
Section 6.1	Initial Credit Event	16
Section 6.2	All Credit Events	17

SECTION 7. COVENANTS.		17
Section 7.1	Corporate Existence	17
Section 7.2	ERISA	17
Section 7.3	Financial Reports and Other Information	17

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Section 7.5	Regulation U; Proceeds	18
Section 7.6	Sales of Assets	18
Section 7.7	Capital Ratio	19
Section 7.8	Compliance with Laws	19
Section 7.9	Mergers and Consolidations	19

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.		19
Section 8.1	Events of Default	19
Section 8.2	Non-Bankruptcy Defaults	21
Section 8.3	Bankruptcy Defaults	21
Section 8.4	Expenses	21

SECTION 10. RESERVED.	24

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CREDIT AGREEMENT

This SEASONAL CREDIT AGREEMENT, dated as of October 20, 2006, is by and between PEOPLES ENERGY CORPORATION, an Illinois corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A., as lender (in such capacity, the “Lender”).

WITNESSETH THAT:

WHEREAS, the Borrower desires to obtain the commitment of the Lender to make available a seasonal revolving credit facility for loans (the “Revolving Credit”), as described herein; and

WHEREAS, the Lender is willing to extend such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS; INTERPRETATION.

Section 1.1  Definitions.  The following terms when used herein have the following meanings:

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including “controlled by” and “under common control with” and other cognates thereof,) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary shall be deemed an Affiliate of the Borrower and each Subsidiary.

“Agreement” means this Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Margin” means, at any time (i) with respect to Base Rate Loans, the Base Rate Margin; and (ii) with respect to LIBOR Loans, the LIBOR Margin.

“Applicable Telerate Page” is defined in Section 2.3(b) hereof.

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.12(b)), in substantially any form approved by the Lender.

“Authorized Representative” means those persons shown on the list of employees provided by the Borrower pursuant to Section 6.1(e) hereof, or on any such updated list provided by the Borrower to the Lender, or any further or different employee of the Borrower so named by any officer of the Borrower in a written notice to the Lender.

“Base Rate” is defined in Section 2.3(a) hereof.

“Base Rate Loan” means a Loan bearing interest prior to maturity at a rate specified in Section 2.3(a) hereof.

“Base Rate Margin” means the percentage set forth in Schedule 1A hereto corresponding to the then applicable Credit Rating.

“Borrower” is defined in the preamble of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lender on a single date and for a single Interest Period. A Borrowing is “advanced” on the day the Lender advances funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a).

“Business Day” means any day other than a Saturday or Sunday on which Lender is not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a LIBOR Loan, on which banks are dealing in U.S. Dollars in the interbank market in London, England.

“Capital” means, as of any date of determination thereof, without duplication, the sum of Consolidated Net Worth plus Indebtedness, excluding accumulated other comprehensive income/loss, as determined in accordance with generally accepted accounting principles consistently applied.

“Capital Lease” means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

“Capital Ratio” means, for any fiscal quarter of the Borrower, the ratio, rounded downwards to two decimal points, of the sum of Indebtedness for such fiscal quarter to the sum of Capital for such fiscal quarter.

“Capitalized Lease Obligations” means, for any Person, the amount of such Person’s liabilities under Capital Leases determined at any date in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Fee Rate” means the percentage set forth on Schedule 1A hereto corresponding to the then applicable Credit Rating.

“Compliance Certificate” means a certificate in the form of Exhibit A hereto.

“Consolidated EBIT” means, for any period, for the Borrower and its Consolidated Subsidiaries, (A) the sum of the amounts for such period of (i) consolidated net income, (ii) net income taxes in respect of such period (such amount to be a positive number in cases where net cash taxes are payable and zero in cases where a cash refund in respect of taxes paid is due), (iii) consolidated interest expense, and (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of (i) interest income and (ii) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, as of the date of any determination thereof, the amount reflected as shareholders equity upon a consolidated balance sheet of the Borrower and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Documents” means this Agreement, the Note and all other documents, instrument and agreements executed and delivered by Borrower or any Affiliate thereof in connection with this Agreement.

“Credit Event” means the Borrowing of any Loan.

“Credit Rating” means, at any time, the long-term senior un-secured non-credit enhanced debt rating of the Borrower as determined by Standard & Poors’ Ratings Services and/or Moody’s Investors Service.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“EBIT” means, for any period, for the Borrower or any of its Subsidiaries, (A) the sum of the amounts for such period of (i) net income, (ii) net income taxes in respect of such period (such amount to be a positive number in cases where net cash taxes are payable and zero in cases where a cash refund in respect of taxes paid is due), (iii) interest expense, and (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of (i) interest income and (ii) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined in accordance with GAAP.

“Effective Date” means October 20, 2006.

“Eligible Assignee” means (a) an Affiliate of the Lender, and (b) any other Person (other than a natural person) approved by (i) the Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“ERISA” is defined in Section 5.5 hereof.

“Event of Default” means any of the events or circumstances specified in Section 8.1 hereof.

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 13, 2006 by and among Borrower, Bank of America, N.A. as “Agent” thereunder, and the other financial institutions a party thereto (as may be amended, supplemented or modified from time to time).

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate set forth in Section 2.3(a) hereof.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower’s financial statements furnished to the Lender as described in Section 5.3 hereof.

“Guarantee” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

“Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (other than in respect of trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds (if any), deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits and employee welfare plans); (iii) all Capitalized Lease Obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Indebtedness of others Guaranteed by such Person; and (vi) all obligations of such Person, contingent or otherwise, in respect of any letters or credit (whether commercial or standby) or bankers’ acceptances.

“Interest Period” is defined in Section 2.6 hereof.

“Lender” is defined in the preamble of this Agreement and includes any successor thereto.

“Lending Office” is defined in Section 9.4 hereof.

“LIBOR” is defined in Section 2.3(b) hereof.

“LIBOR Loan” means a Loan bearing interest prior to maturity at the rate specified in Section 2.3(b) hereof.

“LIBOR Margin” means the percentage set forth in Schedule 1A hereto beside the then applicable Credit Rating.

“LIBOR Reserve Percentage” is defined in Section 2.3(b) hereof.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”

“Loan” is defined in Section 2.1 hereof and, as so defined, includes a Base Rate Loan or LIBOR Loan, each of which is a “type” of Loan hereunder.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of the Borrower, (ii) the ability of the Borrower to perform its obligations under the Credit Documents, (iii) the validity or enforceability of the obligations of the Borrower, (iv) the rights and remedies of the Lender against the Borrower or (v) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrower hereunder.

“Non-Recourse Indebtedness” means all Indebtedness of the Borrower that is non-recourse to the Borrower.

“Note” is defined in Section 2.10(a) hereof.

“Obligations” means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on Loans and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“PBGC” is defined in Section 5.5 hereof.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“Reference Bank” means JPMorgan Chase Bank, N.A.

“Revolving Credit Commitment” is defined in Section 2.1 hereof.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means a Subsidiary of the Borrower which meets any of the following conditions:

(1) the book value of the Subsidiary’s assets exceeds twenty percent (20%) of the book value of the assets of the Borrower and its other Subsidiaries consolidated as of the end of the most recently completed fiscal quarter; or

(2) the Subsidiary’s EBIT exceeds twenty percent (20%) of Consolidated EBIT as of the end of the most recently completed fiscal quarter and the twelve month period ending therewith.

“SPC” is defined in Section 11.12(g) hereof.

“Subsidiary” means, as to the Borrower, any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower or by one or more of its Subsidiaries.

“Telerate Service” means the Moneyline Telerate.

“Termination Date” means the earlier to occur of (i) March 31, 2007 and (ii) the consummation of the merger between a subsidiary of WPS Resources Corporation and Borrower as contemplated by that certain merger application filed with the Illinois Commerce Commission on or about August 2, 2006.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested non-forfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Upfront Fee” is defined in Section 3.1(d).

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Utilization Fee Rate” means the percentage set forth in Schedule 1A hereto corresponding to the then applicable Credit Rating.

“Welfare Plan” means a “welfare plan”, as defined in Section 3(l) of ERISA.

Section 1.2  Interpretation.  The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 2.  THE REVOLVING CREDIT.

Section 2.1  The Loan Commitment.  Subject to the terms and conditions hereof the Lender agrees to make a loan or loans (individually a “Loan” and collectively “Loans”) to the Borrower from time to time on a revolving basis in an aggregate outstanding amount up to the TWENTY FIVE MILLION DOLLARS ($25,000,000) (such amount, as increased or reduced pursuant to Section 2.12 or changed as a result of one or more assignments under Section 11.12, the “Revolving Credit Commitment”) before the Termination Date, provided that the sum of the aggregate amount of Loans at any time outstanding shall not exceed the Revolving Credit Commitment in effect at such time. As provided in Section 2.5(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or LIBOR Loans. Loans may be repaid and the principal amount thereof re-borrowed before the Termination Date, subject to all the terms and conditions hereof.

Section 2.2  [Reserved].

Section 2.3  Applicable Interest Rates.   Section 2.4   Base Rate Loans.  Each Base Rate Loan made or maintained by Lender shall bear interest during each Interest Period it is outstanding (computed (x) at all times the Base Rate is based on the rate described in clause (i) of the definition thereof, on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed or (y) at all times the Base Rate is based on the rate described in clause (ii) of the definition thereof, on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a LIBOR Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day the greater of:

i  the rate of interest announced by JPMorgan Chase Bank, N.A. from time to time as its “Prime Commercial Lending Rate,” or equivalent, for U.S. Dollar loans as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said “Prime Commercial Lending Rate”; and

ii  the sum of (x) the rate determined by the Lender to be the prevailing rate per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for the purchase at face value of overnight Federal funds in an amount comparable to the principal amount owed to JPMorgan Chase Bank, N.A. for which such rate is being determined, plus (y) one-half of one percent (0.50%).

(b)  LIBOR Loans. Each LIBOR Loan made or maintained by Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise).

“LIBOR” means, for an Interest Period for a Borrowing of LIBOR Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) at which deposits in U.S. Dollars in immediately available funds are offered to the Reference Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank LIBOR market for delivery on the first day of and for a Period equal to such Interest Period in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made by the Reference Bank as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one-sixteenth of one percent) for deposits in U.S. Dollars, for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made by JPMorgan Chase Bank, N.A. as part of such Borrowing, which appears on the Applicable Telerate Page, as appropriate for such currency, as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Applicable Telerate Page” means the display page designated as “Page 3750” on the Telerate Service (or such other page as may replace such page, as appropriate, on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in U.S. Dollars).

“LIBOR Reserve Percentage” means for any Borrowing of LIBOR Loans from Lender, the daily average for the applicable Interest Period of the actual effective rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are maintained by Lender during such Interest Period pursuant to Regulation D of the Board of Governors of the Federal Reserve System (or any successor) on “LIBOR liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Loans shall be deemed to be “LIBOR liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

(c)  Rate Determinations. The Lender shall determine each interest rate applicable to Obligations and the amount of all Obligations, and a determination thereof by the Lender shall be conclusive and binding except in the case of manifest error.

Section 2.5  Minimum Borrowing Amounts.  Each Borrowing of Base Rate Loans shall be in an amount not less than $1,000,000 and in integral multiples of $500,000. Each Borrowing of LIBOR Loans shall be in an amount not less than $2,000,000 and in integral multiples of $1,000,000.

Section 2.6  Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans.   Section 2.7  Notice to the Lender.  The Borrower shall give notice to the Lender by no later than 10:00 a.m. (Chicago time) (i) at least two (2) Business Days before the date on which the Borrower requests the Lender to advance a Borrowing of LIBOR Loans and (ii) at least one (1) Business Day before the date on which the Borrower requests the Lender to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.4’s minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of LIBOR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans, (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation, or conversion of a Borrowing to the Lender by telephone or facsimile (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of LIBOR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of LIBOR Loans into Base Rate Loans or of Base Rate Loans into LIBOR Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a

Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Borrower agrees that the Lender may rely on any such telephonic or facsimile notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Lender has acted in reliance thereon. There may be no more than five different Interest Periods in effect at any one time, provided that for purposes of determining the number of Interest Periods in effect at any one time, all Base Rate Loans shall be deemed to have one and the same Interest Period.

(a)  [Reserved] .

(b)  Borrower’s Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period as a Base Rate Loan unless the Borrower has notified the Lender within the period required by Section 2.5(a) that it intends to convert such Borrowing into a Borrowing of LIBOR Loans or notifies the Lender within the period required by Section 2.8(a) that it intends to prepay such Borrowing. If the Borrower fails to give notice pursuant to Section 2.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of LIBOR Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and has not notified the Lender within the period required by Section 2.8(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof.

Section 2.8  Interest Periods.  As provided in Section 2.5(a) hereof, at the time of each request to advance, continue, or create by conversion a Borrowing of LIBOR Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter), and (b) in the case of LIBOR Loans, 1, 2 or 3 months thereafter; provided, however, that:

(a)  any Interest Period for a Borrowing of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b)  for any Borrowing of LIBOR Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;

(c)  whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of LIBOR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d)  for purposes of determining an Interest Period for a Borrowing of LIBOR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.9  Maturity of Loans.  Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), each Loan shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.10  Prepayments.   Section 2.11  The Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof, (ii) if such Borrowing is of LIBOR Loans, in an amount not less than $2,000,000 and integral multiples of $1,000,000 in excess thereof and (iii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.4 hereof remains outstanding) any Borrowing of LIBOR Loans upon three Business Days’ prior notice to the Lender or, in the case of a Borrowing of Base Rate Loans, notice delivered to the Lender no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. In the case of LIBOR Loans, any amounts owing under Section 2.11 hereof as a result of such prepayment shall be paid contemporaneously with such prepayment. Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(a)  At any time that the Borrower becomes aware, or should have become aware (pursuant to Borrower’s ordinary business practices) that the aggregate amount of outstanding Loans shall at any time for any reason exceed the Revolving Credit Commitment then in effect, the Borrower shall, immediately notify the Lender of this determination. Within two (2) Business Days of the delivery of the notice described in the preceding sentence, the Borrower shall, without further notice or demand, pay the amount of such excess to the Lender as a prepayment of the Loans. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and shall be subject to Section 2.11.

Section 2.12  Default Rate.  If any payment of principal on any Loan or other Obligation is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the rate described in clause (i) of the definition of Base Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

(a)  for any Base Rate Loan or Obligation other than a LIBOR Loan, the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect; and

(b)  for any LIBOR Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect.

Section 2.13  Evidence of Debt.  (a)  Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to Lender resulting from each Loan owing to Lender from time to time, including the amounts of principal and interest payable and paid to Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by Lender to the Borrower to the effect that a Note is required or appropriate in order for Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, Lender under the Credit Documents, the Borrower shall promptly execute and deliver to Lender a promissory note in the form of Exhibit A hereto (such promissory note is hereinafter referred to as the “Note”).

Section 2.14  Funding Indemnity.  If Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense (excluding loss of margin) incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Lender) as a result of:

(a)  any payment (whether by acceleration or otherwise), prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period,

(b)  any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow or continue a LIBOR Loan, or to convert a Base Rate Loan into a LIBOR Loan, on the date specified in a notice given pursuant to Section 2.5(a) or established pursuant to Section 2.5(c) hereof,

(c)  any failure by the Borrower to make any payment of principal on any LIBOR Loan when due (whether by acceleration or otherwise), or

(d)  any acceleration of the maturity of a LIBOR Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of Lender, the Borrower shall pay to Lender such amount as will reimburse Lender for such loss, cost or expense. If Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent manifest error.

Section 2.15  Revolving Credit Commitment Terminations.  The Borrower shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice to the Lender, to terminate the Revolving Credit Commitment without premium or penalty, in whole or in part, any partial termination to be in an amount not less than $2,000,000 and integral multiples of $1,000,000 in excess thereof, provided that the Revolving Credit Commitment may not be reduced to an amount less than the sum of the amount of all Loans then outstanding. Any termination of Revolving Credit Commitment pursuant to this Section 2.12 may not be reinstated.

Section 2.16  Regulation D Compensation.  The Lender may require the Borrower to pay, contemporaneously with each payment of interest on the LIBOR Loans, additional interest on the related LIBOR Loans of Lender at a rate per annum equal to the excess of (i)(A) the applicable LIBOR rate (or other base rate determined pursuant to Section 2.9(b)) divided by (B) one minus the LIBOR Reserve Percentage over (ii) the rate specified in clause (i)(A). Any computation by Lender of such additional interest shall be conclusive absent manifest error. If the Lender requires payment of such additional interest (x) it shall notify the Borrower that it is subject to LIBOR reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor regulation), in which case such additional interest on the LIBOR Loans of Lender shall be payable to Lender at the place indicated in such notice with respect to each Interest Period commencing at least five (5) Business Days after the giving of such notice and (y) shall notify the Borrower at least five (5) Business Days prior to each date on which interest is payable on the LIBOR Loans of the amount then due under this Section.

Section 2.17  Arbitrage Compensation.  If at the time of the making of any Loan hereunder, the interest rate payable hereunder in respect of such Loan is less than the rate (as determined by the Lender in consultation with the Borrower) at which funds of comparable term and amount are generally available to the Borrower in the commercial paper market (the “CP Rate”) (an “Arbitrage Condition”), the Borrower agrees to pay to the Lender arbitrage compensation on such Loan at a rate equal to the difference between the effective interest rate payable hereunder (inclusive of all fees) in respect of such Loan and the CP Rate as applied to such Loan. Such payments shall continue, at the time and in the manner set forth for payments of interest on such Loan, for as long as the Arbitrage Condition continues. Upon the termination of the Arbitrage Condition for any reason (as determined by the Lender in consultation with the Borrower), such payments shall no longer be due with respect to such Loan, even if a future Arbitrage Condition were to occur prior to repayment in full of such Loan.

SECTION 3.  FEES.

Section 3.1  Fees.

(a)  Commitment Fee. For the period from the Effective Date to and including the Termination Date, Borrower shall pay to the Lender a commitment fee accruing at a rate per annum equal to the Commitment Fee Rate on the average daily amount of the unused Revolving Credit Commitment. Such commitment fee is payable in arrears on December 31, 2006, on the last Business Day of each calendar quarter thereafter and on the Termination Date, unless the Revolving Credit Commitment are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(b)  [Reserved].

(c)  Utilization Fee.  From and after the Effective Date, for any day on which the aggregate principal amount of Loans then outstanding exceeds fifty percent (50%) of the Revolving Credit Commitment then in effect, Borrower shall pay to the Lender a utilization fee accruing at a rate per annum equal to the Utilization Fee Rate on the aggregate amount of Loans outstanding on such date. Such fee is payable in arrears on the last Business Day of each calendar quarter and on the Termination Date, and if the Revolving Credit Commitment is terminated in whole prior to the Termination Date, the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(d)  Upfront Fee. The Borrower shall pay to the Lender a fee (the “Upfront Fee”) in an amount equal to $6,250 representing two and one half basis points (0.025%) of the Revolving Credit Commitment. The Upfront Fee shall be non-refundable and shall be fully earned, due and payable in full on the Effective Date.

(e)  [Reserved].

(f)  [Reserved].

(g)  Fee Calculations. All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Lender and shall be conclusive absent manifest error..

SECTION 4.  PLACE AND APPLICATION OF PAYMENTS.

Section 4.1  Place and Application of Payments.  All payments of principal of and interest on the Loans, and of all other Obligations and other amounts payable by the Borrower under the Credit Documents, shall be made by the Borrower to the Lender by no later than 12:30 p.m. (Chicago time) on the due date thereof at the principal office of the Lender in New York, New York, pursuant to the payment instructions set forth on Part A of Schedule 1 hereof (or such other location in the United States as the Lender may designate to the Borrower). Any payments received after such time shall be deemed to have been received by the Lender on the next Business Day. All such payments shall be made free and clear of, and without deduction for, any set-off, counterclaim, levy, or any other deduction of any kind in U.S. Dollars, in immediately available funds at the place of payment.

SECTION 5.  REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Lender as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:

Section 5.1  Corporate Organization and Authority.  The Borrower is duly organized and existing in good standing under the laws of the State of Illinois; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and, in good standing in each jurisdiction in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

Section 5.2  Corporate Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations under the Credit Documents to which it is a party. Each Credit Document to which it is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Credit Document, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any material Contractual Obligation of or affecting the Borrower or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower.

Section 5.3  Financial Statements.  All financial statements heretofore delivered to the Lender showing historical performance of the Borrower for each of the Borrower’s fiscal quarters and/or years ending on or before June 30, 2006, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Borrower and its Subsidiaries have no material contingent liabilities other than those disclosed in the financial statements or in comments or footnotes thereto, or in any report supplementary thereto, most recently furnished to the Lender as of the time such representation and warranty is made, including reports of the Borrower filed with the SEC from time to time. Since June 30, 2006 through the Effective Date, there has been no event or series of events which has resulted in a Material Adverse Effect.

Section 5.4  Approvals.  No authorization, approval, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Credit Document to which it is a party.

Section 5.5  ERISA.  With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 5.6  Government Regulation.  Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7  Margin Stock; Proceeds.  Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (“margin stock” to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The Borrower will not use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System. The Borrower is not subject to regulation under the Investment Company Act of 1940. In addition, the Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940. Proceeds of the Loans will only be used to backstop commercial paper issued by the Borrower and for general corporate purposes.

Section 5.8  Full Disclosure.  All information heretofore furnished by the Borrower to the Lender for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to the Lender will be, to the best of the Borrower’s knowledge, after due inquiry, true and accurate in all material respects and not misleading on the date as of which such information is stated or certified.

SECTION 6.  CONDITIONS PRECEDENT.

The obligation of Lender to advance any Loan shall be subject to the following conditions precedent:

Section 6.1  Initial Credit Event.  Before or concurrently with the Effective Date:

(a)  The Lender shall have received the favorable written opinion of counsel to the Borrower in form and substance reasonably acceptable to the Lender;

(b)  The Lender shall have received copies of (i) the Articles of Incorporation, together with all amendments and (ii) the Borrower’s bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

(c)  The Lender shall have received copies of resolutions of the Borrower’s Board of Directors authorizing the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or an Assistant Secretary;

(d)  The Lender shall have received, if requested, an executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10(a) hereof;

(e)  The Lender shall have received a duly executed original of (i) this Agreement, (ii) a list of the Borrower’s Authorized Representatives and (iii) such other documents as the Lender may reasonably request;

(f)  The Lender shall have received a certificate by the chief financial officer of the Borrower, stating that on the Effective Date no Default or Event of Default has occurred and is continuing, and that all representations and warranties set forth herein are true and correct as of such date;

(g)  The Lender shall have received evidence that Borrower is validly existing and in good standing under the laws of the jurisdiction of incorporation;

(h)  The Lender shall have received payment of the Upfront Fee; and

(i)  The Lender shall have received a duly executed Compliance Certificate containing information as of June 30, 2006.

Section 6.2  All Credit Events.  As of the time of each Credit Event hereunder:

(a)  The Lender shall have received the notice required by Section 2.5 hereof;

(b)  Each of the representations and warranties set forth in Section 5 hereof (except the last sentence of Section 5.3) shall be and remain true and correct in all material respects as of said time, taking into account any amendments to such Section (including without limitation any amendments, modifications and updates to the Schedules referenced therein) made after the date of this Agreement in accordance with its provisions, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date; and

(c)  The Borrower shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.

Each request for a Borrowing consisting of an advance of a Loan hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2.

SECTION 7.  COVENANTS.

The Borrower covenants and agrees that, so long as any Loan is outstanding hereunder, or any Revolving Credit Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Lender:

Section 7.1  Corporate Existence.  Borrower shall preserve and maintain its corporate existence.

Section 7.2  ERISA.  The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Lender of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries’ intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit.

Section 7.3  Financial Reports and Other Information.  (a)  The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Lender and its duly authorized representatives such information respecting the business and financial condition of the Borrower as Lender may reasonably request; and without any request, the Borrower will furnish each of the following to the Lender:

i  within one hundred twenty (120) days after the end of its fiscal year ending September 30, 2006, a copy of the Borrower’s financial statements for such fiscal year, including the consolidated balance sheet of the Borrower for such year and the related statement of income and statement of cash flow, as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants’ opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

ii  within sixty (60) days after the end of each of the quarterly fiscal periods of the Borrower during the term hereof, a consolidated un-audited balance sheet of the Borrower, and the related statement of income and statement of cash flow, as of the close of such period, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower’s chief financial officer as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby; and

iii  within five (5) days after Borrower files a Form 8-K with the SEC, a copy of said form 8-K.

(b)  Each financial statement furnished to the Lender pursuant to subsection (i) or (ii) of this Section 7.3 shall be accompanied by (A) a written certificate signed by the Borrower’s chief financial officer to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, and (B) a Compliance Certificate in the form of Exhibit B hereto showing the Borrower’s compliance with the covenants set forth in Sections 7.5 and 7.8 hereof.

(c)  The Borrower will promptly (and in any event within five Business Days after an officer of the Borrower has knowledge thereof) give notice to the Lender of the occurrence of any Default or Event of Default.

Section 7.4  Regulation U; Proceeds.  The Borrower will not use any part of the proceeds of any of the Borrowings, directly or indirectly to purchase or carry any margin stock (as defined in Section 5.7 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower will only use proceeds of the Loans to backstop commercial paper issued by the Borrower and for general corporate purposes.

Section 7.5  Sales of Assets.  The Borrower will not during the term of this Agreement sell, lease or otherwise dispose of more that (i) thirty-five percent (35%) of the consolidated fixed assets of the Borrower or (ii) fifteen percent (15%) of the consolidated "regulated assets" of the Borrower. For purposes of this Section 7.5(a) the amount of consolidated fixed assets shall be determined using the net book value of such assets at the time of such sale, lease or disposition.

(b)  The Borrower will not sell, transfer or otherwise dispose of, or permit any Subsidiary to issue, sell, transfer or otherwise dispose of, more than twenty percent (20%) of any of its public utility Subsidiaries’ shares of stock of any class (including as “stock” for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock).

Section 7.6  Capital Ratio.  The Borrower will not at any time permit the Capital Ratio to exceed 0.65 to 1.00.

Section 7.7  Compliance with Laws.  Without limiting any of the other covenants of the Borrower in this Section 7, the Borrower will conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that the Borrower shall not be required to comply with any such law, regulation, ordinance or order if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 7.8  Mergers and Consolidations.  The Borrower will not, and will not permit any public utility Subsidiary, to consolidate with or be a party to merger with any other Person; provided, however, that the Borrower or any public utility Subsidiary of the Borrower may, upon prior notice to the Lender, enter into one or more mergers or acquisitions with any other Person so long as (a) in the case of the Borrower, the Borrower is the surviving entity and (b) in the case of a public utility Subsidiary of the Borrower, the Borrower will at all times continue to own at least 80% of the equity securities of such public utility Subsidiary. The Lender acknowledges that Borrower has entered into an agreement and plan of merger with a subsidiary of WPS Resources Corporation.

SECTION 8.  EVENTS OF DEFAULT AND REMEDIES.

Section 8.1  Events of Default.  Any one or more of the following shall constitute an Event of Default:

(a)  non-payment by Borrower (i) when due of the principal of any Loan or (ii) in the payment of fees, interest or of any other Obligation within five (5) days of the due date;

(b)  default by the Borrower in the observance or performance of any covenant set forth in Section 7.1 with regard to the Borrower or (ii) Section 7.3(c), Section 7.4 through 7.6 hereof;

(c)  any default by the Borrower in the observance or performance of any provision hereof, or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrower by the Lender, provided that, with respect only to Section 7.7, if Borrower (or its Subsidiary, as applicable) has made good faith efforts to cure such default, then the Borrower shall be afforded an additional period of time to cure such default, such additional cure period not to exceed thirty (30) days;

(d)  failure to pay when due Indebtedness in an aggregate principal amount of $15,000,000 or more of the Borrower, or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower in an aggregate principal amount of $15,000,000 or more and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness (including, without limitation the Lender with respect to loans, credit facilities and other extensions of credit other than pursuant to this Agreement) or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding;

(e)  representation or warranty made herein or in any other Credit Document by the Borrower, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

(f)  Borrower shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency and such action continues un-discharged or is not dismissed or stayed for a period of sixty (60) days, (ii) fail to pay its debts generally as they become due and such failure to pay would constitute an Event of Default under Section 8.1(d) or admit in writing its inability to pay its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action (such as the passage by its board of directors of a resolution) in furtherance of any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

(g)  Custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Significant Subsidiaries, or any substantial part of any of their Property, or a proceeding described in Section 8.1(f)(v) shall be instituted against the Borrower, and such appointment continues un-discharged or such proceeding continues un-dismissed or un-stayed for a period of sixty (60) days;

(h)  the Borrower shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $15,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

(i)  the Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts which it shall have become liable, to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(j)  any Event of Default under the Existing Credit Agreement, it being the express intent of the parties hereto that this Agreement shall benefit from the covenants and agreements contained in the Existing Credit Agreement.

Section 8.2  Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Lender may: (a) terminate the remaining Revolving Credit Commitment and all other obligations of the Lender hereunder (other than the obligations of the Lender under section 11.21 hereof) on the date stated in such notice (which may be the date thereof); and (b) declare the principal of and the accrued interest on the outstanding Note to be forthwith due and payable and thereupon the Note, including both principal and interest thereon, and all other Obligations, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind.

Section 8.3  Bankruptcy Defaults.  When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then the Note shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind and the obligation of the Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 8.4  Expenses.  The Borrower agrees to pay to the Lender and any other holder of the Note, all costs and expenses incurred or paid by the Lender or any such holder, including reasonable attorneys’ fees (including reasonable allocable fees of in-house counsel) and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Credit Documents.

SECTION 9.  CHANGE IN CIRCUMSTANCES.

Section 9.1  Change of Law.  Notwithstanding any other provisions of this Agreement or the Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for Lender to make or continue to maintain LIBOR Loans or to perform its obligations as contemplated hereby, Lender shall promptly give notice thereof to the Borrower and Lender’s obligations to make or maintain LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for Lender to make or maintain LIBOR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Loans from Lender by means of Base Rate Loans from Lender.

Section 9.2  Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

(a)  the Lender determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to major banks in the LIBOR interbank market for such Interest Period, or that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)  Lender reasonably determines that LIBOR as reasonably determined by the Lender will not adequately and fairly reflect the cost to Lender of funding its LIBOR Loans or Loan for such Interest Period, then the Lender shall forthwith give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lender to make LIBOR Loans shall be suspended.

Section 9.3  Increased Cost and Reduced Return.   Section 9.4    If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

i  shall subject Lender (or its Lending Office) to any tax, duty or other charge with respect to its LIBOR Loans, its Notes or its participation in any thereof or its obligation to make Eurodollar Loans, or to participate therein, or shall change the basis of taxation of payments to Lender (or its Lending Office) of the principal of or interest on its LIBOR Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans, (except for changes in the rate of tax on the overall net income or profits of Lender or its Lending Office imposed by the jurisdiction in which Lender or its lending office is incorporated in which Lender’s principal executive office or Lending Office is located); or

ii  shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loans any such requirement included in an applicable LIBOR Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Lender (or its Lending Office) or shall impose on Lender (or its Lending Office) or on the interbank market any other condition affecting its LIBOR Loans, its Note, or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to Lender (or its Lending Office) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender (or its Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by Lender to be material, then, within fifteen (15) days after demand by Lender, the Borrower shall be obligated to pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof Lender is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Borrower to Lender hereunder, Lender shall refund such amount or amounts to Borrower without interest.

(b)  If, after the date hereof, Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital, or on the capital of any corporation controlling Lender, as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within fifteen (15) days after demand by Lender, the Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction.

(c)  If Lender determines to seek compensation under this Section 9.3, it shall notify the Borrower of the circumstances that entitle it to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of Lender, be otherwise disadvantageous to Lender. A certificate of Lender claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods. Lender shall not be entitled to demand compensation under this Section 9.3 for any period more than 90 days prior to the day on which such demand is made; provided however, that the foregoing shall in no way limit the right of Lender to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the nature and amount of such increased cost, submitted to the Borrower and the Lender in good faith, shall be conclusive and binding for all purposes, absent manifest error.

Section 9.5  Lending Offices.  The Lender may, at its option, elect to make Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower.

Section 9.6  Discretion of Lender as to Manner of Funding.  Notwithstanding any other provision of this Agreement, the Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits in the LIBOR interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 10.  RESERVED.

SECTION 11.  MISCELLANEOUS.

Section 11.1  Withholding Taxes.  Subject to this Section 11.1, each payment by the Borrower under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which the Lender would have received had such withholding not been made. If the Lender pays any amount in respect of any such taxes, penalties or interest the Borrower shall reimburse the Lender for that payment on demand. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender on or before the thirtieth day after payment. If the Lender determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower and evidenced by such a tax receipt, Lender shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as Lender determines is attributable to such deduction or withholding and which will leave Lender (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige the Lender to disclose any information relating to its tax affairs or any computations in connection with such taxes.

Section 11.2  No Waiver of Rights.  No delay or failure on the part of the Lender or on the part of the holder or holders of the Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Lender and/or the holder or holders of the Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3  Non-Business Day.  If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

Section 11.4  Documentary Taxes.  The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.5  Survival of Representations.  All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.6  Survival of Indemnities.  All indemnities and all other provisions relative to reimbursement to the Lender of amounts sufficient to protect the yield of the Lender with respect to the Loans, including, but not limited to, Section 2.11, Section 9.3 and Section 11.15 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

Section 11.7  Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Lender and each subsequent holder of the Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by the Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to the Lender or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) the Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or the Note and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 11.8  Notices.  Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or other electronic communication) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the Lender and the Borrower, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Lender and the Borrower shall be addressed to:

If to the Borrower:

Peoples Energy Corporation 130 East Randolph Drive Chicago, Illinois 60601 Attention: Vice President, Finance Facsimile: 312.373.4213 Telephone: 312.240.3818

If to the Lender: (Notices related to commitments, covenants or extensions of expiry/termination dates)

JPMorgan Chase Bank, N.A. 227 West Monroe Street, 28th Floor Mail Code IL1-0530 Chicago, IL 60606 Attn: Gabe Simon E-Mail: gabriel.j.simon@chase.com FAX: 312-541-3376

Borrowing Requests and notices relating to Loans, Interest and Fees:

JPMorgan Chase Bank, N.A. 10 S. Dearborn St., 19th Flr. Mail Code IL1-0010 Chicago, IL 60603 Attn: Kerry Sroczynski Facsimile: (312) 385-7096 E-mail: kerry.j.sroczynski@jpmchase.com

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.8 or on the signature pages hereof and a confirmation of receipt of such facsimile has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three business days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

Section 11.9  Counterparts.  This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart via facsimile or other electronic means shall for all purposes be deemed as effective as delivery of an original counterpart.

Section 11.10  Successors and Assigns.  This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Lender and the benefit of their respective successors, and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the written consent of all of the Lender.

Section 11.11  [Reserved].

Section 11.12  Assignments, Participations, Etc.  Successors and Assigns Generally  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the affiliates of each of the Lender and the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a)  Assignments by Lender. The Lender may at any time assign to one or more Eligible Assignees its rights and obligations under this Agreement (including its Revolving Credit Commitment and the Loans at the time owing to it); provided that so long as no Event of Default has occurred and is continuing, any assignment of a Revolving Credit Commitment must be approved by the Borrower, which approval shall not be unreasonably withheld, unless the Person that is the proposed assignee is itself an Eligible Assignee. Subject to acceptance and recording thereof by the Lender pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of Lender under this Agreement shall to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.3 and 11.1 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(b)  Participations. Lender and/or any holder of the Note may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or a Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of Lender’s or such holder’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 11.13(i) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 9.3 and Section 11.7 to the same extent as if it were Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Lender shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each participant, specifying such participant’s entitlement to payments of principal and interest with respect to such participation.

(c)  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11, Section 9.3 or Section 11.7 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d)  Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.  Certain Funding Arrangements.  Notwithstanding anything to the contrary contained herein, Lender may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Lender and the Borrower, the option to provide to the Borrower all or any part of any Loan that the Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Lender to the same extent, and as if, such Loan were made by the Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof arising out of any claim relating to the Credit Documents. In addition, notwithstanding anything to the contrary contained in this Section 11.12(b), any SPC may (i) with notice to, but without the prior written consent of, the Borrower, assign all or a portion of its interests in any Loan to the Lender or to any financial institutions (consented to by the Borrower and Lender) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

Section 11.13  Amendments.  Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

Section 11.14  Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.15  Legal Fees, Other Costs and Indemnification.  The Borrower agrees to pay all reasonable costs and expenses of the Lender in connection with the preparation and negotiation of the Credit Documents, including without limitation, the reasonable fees and disbursements of counsel to the Lender in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify the Lender and its directors, agents, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Lender at any time, shall reimburse the Lender for any reasonable legal or other expenses (including reasonable allocable fees and expenses of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

Section 11.16  [Reserved].

Section 11.17  Entire Agreement.  The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

Section 11.18  Construction.  The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

Section 11.19  Governing Law.  This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 11.20  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.   THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN THE CITY OF CHICAGO FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.21  Confidentiality.  The Lender shall hold all non-public information provided to it by Borrower pursuant to or in connection with this Agreement in accordance with its customary procedures for handling confidential information of this nature, but may make disclosure to any of its examiners, regulators, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or any other Credit Document or as reasonably required by any potential bona fide transferee, participant or assignee, or in connection with the exercise of remedies under a Credit Document, or to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender, or as requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that unless specifically prohibited by applicable law or court order, the Lender shall use reasonable efforts to promptly notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Lender by such governmental agency) for disclosure of any such non-public information and, where practicable, prior to disclosure of such information. Prior to any such disclosure pursuant to this Section 11.21, the Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree, for the benefit of Borrower, in writing to be bound by this Section 11.21; and to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 11.21. The Lender shall not be required to hold confidential any information that becomes public by any means other than as a result of a breach by it of its obligations under this Section 11.21.

Section 11.22  Patriot Act.  As required by federal law or the Lender or Lender’s polices and practices, the Lender may need to collect certain customer identification information and documentation in connection with opening or maintaining accounts or establishing or continuing to provide services.

Balance of Page Intentionally Left Blank
- Signature Page Follows -

In Witness Whereof, the parties hereto have caused this Seasonal Credit Agreement to be duly executed and delivered in Chicago, Illinois by their duly authorized officers as of the day and year first above written.

PEOPLES ENERGY CORPORATION, an Illinois corporation, as Borrower

By: /s/ Douglas M. Ruschau
Its: Vice President & Treasurer

JPMORGAN CHASE BANK, N.A., as Lender

By: /s/ Gabriel J. Simon
Its: Assistant Vice President
Title: ________________________

EXHIBIT A
REVOLVING NOTE
$25,000,000	October 20, 2006

FOR VALUE RECEIVED, the undersigned, PEOPLES ENERGY CORPORATION, an Illinois corporation (the “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”) on the Termination Date of the hereinafter defined Credit Agreement, or such earlier date as provided in the Credit Agreement or this Note, at the principal office of the Bank in Chicago, Illinois, in U.S. Dollars in accordance with Section 4.1 of the Credit Agreement, the aggregate unpaid principal of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan or a LIBOR Loan and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

This Note is the “Note” referred to in that certain Seasonal Credit Agreement dated as of October 20, 2006, by and between the Borrower and JPMorgan Chase Bank, N.A. (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. This Note may only be conveyed, transferred, assigned or otherwise negotiated to a holder in accordance with the terms of the Credit Agreement. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

PEOPLES ENERGY CORPORATION, an Illinois corporation

By: _________________________________
Its: _________________________________

A - 1
Credit Agreement

EXHIBIT B

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to JPMorgan Chase Bank, N.A., as Lender pursuant to the Credit Agreement (the “Credit Agreement”) dated as of October 20, 2006, by and between Peoples Energy Corporation and JPMorgan Chase Bank, N.A. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected or appointed ___________________of Peoples Energy Corporation;

2.  I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Peoples Energy Corporation and its Subsidiaries during the accounting period covered by the attached financial statements;

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below. Without limitation to the foregoing, except as noted below the Borrower is in compliance with 7.5 and Section 7.6 of the Credit Agreement; and

4.  Schedule 1 attached hereto sets forth (i) financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct, and are made in accordance with the terms of the Credit Agreement, and (ii) the list of Subsidiaries in existence as of the date hereof.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the list set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___________day of __________, 20 __.

B - 1
Credit Agreement

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement

CALCULATION AS OF ________ __,200_

Capital Ratio (Sec. 7.6)
1. (a) consolidated Indebtedness	$
(b) less accumulated other comprehensive income/loss	$__________
(c) net consolidated Indebtedness	$__________
2. Consolidated Net Worth	$
3. Sum of Line 1(c) plus Line 2	$
4. Capital Ratio	____:1.00	(ratio of (A) Line 1(c) to (B) Line 3 not to exceed 0.65 to 1.00)

List of Subsidiaries

The Peoples Gas Light and Coke Company
Peoples Gas Light Exploration Company
Peoples Gas Neighborhood Development Corporation
North Shore Gas Company
North Shore Exploration Company
Peoples District Energy Corporation
Peoples NGV Corp.
Peoples Energy Production Company
PEP Holding, LLC
Peoples Energy Canadian Holdings, Inc.
Peoples Energy Production Company of Canada
Peoples Energy Production Operating Company
Peoples Energy Production Partners, L.P.
Peoples Energy Production - Texas, L.P.
EnerVest Energy, L.P.
Sierra 1996-I Limited Partnership
Peoples Energy Resources Company, LLC
Peoples Energy Wholesale Marketing, LLC

PERC Canada, Inc.
Peoples Natural Gas Liquids, LLC
PERC Holdings, LLC
PV Midstream Ventures, LLC
PERC Power, LLC
COB Energy Facility, LLC
Peoples Calumet, LLC
Calumet Power, LLC
Peoples Elwood, LLC
Elwood Energy, LLC
Peoples Elwood Expansion, LLC
Elwood Expansion, LLC
Valencia Energy, LLC
Peoples MW, LLC
Peoples Energy Services Corporation
Peoples Energy Ventures, LLC
Peoples Energy Business Services, LLC
Peoples Energy Home Services, LLC
Peoples Energy Neighborhood Development, LLC
Peoples Technology, LLC

Credit Agreement

SCHEDULE 1

LENDER’S PAYMENT INFORMATION

Loan Repayments, Interest, Fees:

JPMorgan Chase Bank, N.A.
Chicago, IL
ABA # 021000021
Account Name: Loan Processing DP
Account # 9008109962
Reference: Peoples Energy Corporation
Attn: Kerry Scroczynski

Schedule 1
Credit Agreement

SCHEDULE 1A

PRICING GRID

(Basis Points)

S & P/ Moody’s Senior Un-Secured Rating	A/ A2 or higher	A-/ A3	BBB+/ Baa1	BBB/ Baa2	BBB-/ Baa3	lower than BBB-/ Baa3
Commitment Fee	6.0	7.0	8.0	10.0	12.5	20.0
Base Rate Margin	0.0	0.0	0.0	0.0	0.0	0.0
LIBOR Margin	25.0	30.0	40.0	50.0	62.5	87.5
Utilization Fee (>50%)	10.0	10.0	12.5	12.5	12.5	12.5

Any change in a Credit Rating of the Borrower (and if applicable, any change in fees or interest payable hereunder based on such Credit Rating), shall be effective as of the date such change is announced by the applicable rating agency.

* If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating level one below the higher level will apply. If at any time the Borrower has no Moody’s rating or no Standard & Poors’ rating, the “Lower than BBB-/Baa3” level will apply; provided, however, that in such event the Borrower may propose an alternative rating agency or mechanism in replacement thereof.

Schedule 1 - A
Credit Agreement